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EXHIBIT 99.1


[EMERSON LOGO]

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                               NEWS & INFORMATION
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FOR:        EMERSON RADIO CORP.
            9 Entin Road
            Parsippany, NJ 07054-0430

CONTACT:    EMERSON RADIO CORP.           OR:     INVESTOR RELATIONS:
            Guy A. Paglinco                       Robert Maffei
            Vice President,                       Investor Relations Manager
            Chief Financial Officer               (973) 428-2098
            (973) 428-2413

                                                  EPOCH FINANCIAL GROUP, INC.
                                                  Victor Thompson or
                                                  Todd Atenhan
                                                  (888) 917-5105

Wednesday, June 29, 2005


                              FOR IMMEDIATE RELEASE
                              ---------------------


   EMERSON RADIO CORP. COMPLETES THREE YEAR $42.5 MILLION FINANCING AGREEMENT

PARSIPPANY, N.J. - June 28, 2005 - Emerson Radio Corp. (AMEX:MSN) announced today it has extended and increased its credit facility with a syndicate led by PNC Bank, National Association, a member of The PNC Financial Services Group, Inc. The new three year facility consists of a $35 million Senior Secured Revolving Credit Facility ("Revolver") and a $7.5 million Senior Secured Term Loan ("Term Loan"), totaling $42.5 million. The new Revolver replaces a $25 million Senior Secured Revolving Credit Facility, which was due to expire on June 30, 2005. Proceeds from the new credit facility will be used for general corporate purposes, working capital needs, and share repurchases.

"We are very pleased with this successful refinancing and the high level of support from our banks, led by PNC Bank. The additional borrowing capacity will provide us with substantial liquidity and the flexibility to support our strategic plans," said Geoffrey P. Jurick, Chairman & Chief Executive Officer of Emerson Radio Corp.

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Emerson Radio News Release                                               Page 2


PNC Bank, N.A. is a member of The PNC Financial Services Group, Inc. [NYSE:
PNC]. PNC is one of the nation's largest diversified financial services organizations, providing consumer and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

Emerson Radio Corp. (AMEX:MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, throughout the world, full lines of televisions and other video products, microwaves, clocks, radios, audio and home theater products. Its 53.2% owned subsidiary, Sport Supply Group, Inc. (OTC:SSPY) is a direct marketer of sports-related equipment and leisure products to the institutional market, including schools, colleges, universities, government agencies, military facilities, athletic clubs, athletic teams and dealers, youth sports leagues and recreational organizations. Emerson's web site is www.emersonradio.com

This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. While these statements reflect the Company's current beliefs and are based on assumptions that the Company believes are reasonable, they are subject to uncertainties and risks that could cause actual results to differ materially from anticipated results. These risks and uncertainties are detailed from time to time in the Company's reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.